                                                                     EXHIBIT 21


                                 SRS LABS, INC.
                                  SUBSIDIARIES

     On March 2, 1998, SRS Labs, Inc. acquired all of the outstanding capital stock of Valence Technology, Inc., a British Virgin Islands company ("Valence"). Valence, in turn, beneficially owns all of the capital stock of the following companies:

                       Name                     Jurisdiction of Incorporation
                       ----                     -----------------------------
      Valence Semiconductor Design Limited               Hong Kong

      ASP Microelectronics Limited ("ASP")               Hong Kong

      LEC Electronic Components Limited ("LEC")          Hong Kong

      VSD Electronics Limited                            Hong Kong

     ASP, in turn, beneficially owns all of the outstanding shares of capital stock of LEC Microelectronics Limited, a Hong Kong company, and LEC, in turn, beneficially owns (a) all of the outstanding shares of capital stock of LEC Electronics Limited, a Hong Kong company, and (b) all of the capital interests in VSD Electronics (Hui Yang) Ltd., a wholly-owned foreign enterprise established under the laws of the Peoples Republic of China.